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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                     Commission File Number:   1-12868

                                 JALATE, LTD.

           (Exact name of registrant as specified in its charter)

           2085 South Garfield Street, Commerce, California, 90040

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Common Stock

          (Title of each class of securities covered by this Form)

                                    None

      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    [X]         Rule 12h-3(b)(1)(ii)   [X]
      Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(2)(i)    [ ]
      Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(ii)   [ ]
      Rule 12g-4(a)(2)(ii)   [ ]         Rule 15d-6             [X]
      Rule 12h-3(b)(1)(i)    [ ]

      Approximate number of holders of record as of the certification or notice date: 230

      Pursuant to the requirements of the Securities Exchange Act of 1934, Jalate has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 12, 1999                        By: /s/ John Diensenbruch
                                               -----------------------------
                                               John Diensenbruch
                                               Chief Financial Officer